Exhibit 2.2

AMENDED AND RESTATED INTELLECTUAL PROPERTY ASSIGNMENT

THIS AMENDED AND RESTATED INTELLECTUAL PROPERTY ASSIGNMENT (this “Assignment”), effective as of May 11, 2015 (the “Effective Date”), is entered into by and between Top Shelf Brands Holdings Corp., a Nevada corporation (collectively with its Affiliates, “Assignor”), and International Sprit and Beverage Group, Inc., a Nevada corporation (“Assignee” and, together with Assignor, the “Parties” and each, individually, a “Party”).

W I T N E S S E T H:

WHEREAS, Assignor owns, and has adopted for use in its business, the service marks, trademarks and trade names set forth on the attached Schedule A, together with all registrations and applications therefor (collectively, the “Marks”), the registered and unregistered copyrights relating to or arising out of materials used exclusively in Assignor's domestic distilled beverage business, including any copyrights pertaining to the software owned by Assignee (the “Copyrights”), the domain names set forth on Schedule A attached hereto, together with all registrations and registration applications therefor (“Domain Names”), and the U.S. patents and patent applications identified in Schedule A attached hereto, together with any continuations, continuations-in-part and divisional applications thereof and all patents issuing thereon (including reissues, renewals and reexaminations of the foregoing) under the laws of United States of America (“Patents”) (the Marks, Copyrights, Domain Names and Patents collectively referred to herein as the “Intellectual Property”);

WHEREAS, Assignee is desirous of acquiring 100% of all worldwide right, title and interest in, to and under the Intellectual Property;

WHEREAS, Assignee desires to issue and deliver shares of the Assignee’s common stock in consideration of assignment of the Intellectual Property;

WHEREAS, Assignee’s shares of common stock will be issued to Assignor without registration under the Securities Act of 1933 in reliance on the exemption from registration in Section 4(a)(2) of the Securities Act; and

WHEREAS, Assignor has never been a “Control Person” or “Affiliate” of the Assignee as defined in Rule 501 of Regulation D of the Securities Act of 1933 or regulations of the Financial Industry Regulatory Authority;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows:

1. Assignment of Rights. Assignor hereby irrevocably conveys, transfers and assigns to Assignee 100% interest in all worldwide right, title and interest in and to the Intellectual Property, together with all rights of action accrued, accruing and to accrue under and by virtue hereof, including all right to sue or otherwise recover for past infringement and to receive all damages, payments, costs and fees associated therewith. The assignment of the Intellectual Property granted herein includes an assignment of all goodwill associated therewith.

2. Further Assurances. Upon the request and at the expense of Assignee, Assignor shall execute and deliver any and all instruments and documents and take such other future actions as may be necessary or reasonably requested by Assignee to document the aforesaid assignment and transfer or to enable Assignee to secure, register, maintain, enforce and otherwise fully protect its rights in and to the Intellectual Property.

3. Consideration. As consideration for the assignment by Assignor of the Intellectual Property to Assignee, Assignee will deliver to Assignor 129,300,000 restricted shares of common stock of Assignee.

4. Parties in Interest. This Assignment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

5. Entire Agreement. This Assignment contains the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersedes all prior understandings and agreements of the parties with respect thereto.

6. Amendments. This Assignment may not be amended except by the written agreement of the parties hereto.

7. Governing Law. Except for trademark, copyright and patent matters governed by the federal laws of the United States of America, the laws of the State of Nevada shall govern the validity, interpretation, construction, performance and enforcement of this Assignment, excluding the choice of laws provisions of the State of Nevada.

8. Jurisdiction and Venue.  The courts of the Harris County, Texas, sitting in Houston (the “Houston Courts”) shall have exclusive jurisdiction to hear, adjudicate, decide, determine and enter final judgment in any action, suit, proceeding, case, controversy or dispute, whether at law or in equity or both, and whether in contract or tort or both, arising out of or related to this Agreement, or the construction or enforcement hereof or thereof (any such action, suit, proceeding, case, controversy or dispute, a “Related Action”). The Assignor and the Assignee hereby irrevocably consent and submit to the exclusive personal jurisdiction of the Houston Courts to hear, adjudicate, decide, determine and enter final judgment in any Related Action. The Assignor and the Assignee hereby irrevocably waive and agree not to assert any right or claim that it is not personally subject to the jurisdiction of the Houston Courts in any Related Action, including any claim of forum non conveniens or that the Houston Courts are not the proper venue or form to adjudicate any Related Action. If any Related Action is brought or maintained in any court other than the Houston Courts, then that court shall, at the request of the Assignee, dismiss that action.

9. Notices. All notices and other communications under this Assignment shall be in writing and shall be deemed to have been duly given when delivered personally, delivery charges prepaid, or three (3) business days after being sent by registered or certified mail (return receipt requested), postage prepaid, or one (1) business day after being sent by a nationally recognized express courier service, postage or delivery charges prepaid, to the parties at their respective addresses stated below. Notices may also be given by prepaid telegram or facsimile and shall be effective on the date transmitted if confirmed within twenty-four (24) hours thereafter by a signed original sent in the manner provided in the preceding sentence. Either party may change its address(es) for notices by giving notice of the new address(es) to the other party in accordance with the provision of this Section 8, except that any notice of such change of address shall not be effective unless and until received.

If to Assignor to:         Top Shelf Brands Holdings Corp.
Bank of America Center 700 Louisiana, Suite 3950
Houston, Texas 77002

If to Assignee to:        International Sprit and Beverage Group, Inc.
Bank of America Center 700 Louisiana, Suite 3950
Houston, Texas 77002

With a copy to:            Sonfield & Sonfield
2500 Wilcrest Drive, 3rd Floor Houston, Texas 77042
Attn: Robert L. Sonfield, Jr.

10. Headings. The headings of the Sections of this Assignment are for convenience of reference only and are not to be considered in construing the terms and provisions of this Assignment.

11. Waivers. The failure of any party to seek redress for violation of or to insist upon the strict performance of any covenant or condition of this Assignment shall not prevent a subsequent act that would have originally constituted a violation, from having the effect of an original violation.

12. Counterparts. This Assignment may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. This Assignment shall become effective when each party to this Assignment shall have received a counterpart hereof signed by the other party to this Assignment.

13. Severability; Enforcement. If the application of any one or more of the provisions of this Assignment shall be unlawful under applicable law and regulation, then the parties will attempt in good faith to make such alternative arrangements as may be legally permissible and which carry out as nearly as practicable the terms of this Assignment. Should any portion of this Assignment be deemed to be unenforceable by a court of competent jurisdiction, the remaining portion hereof shall remain unaffected and be interpreted as if such unenforceable portions were initially deleted.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the Effective Date.

ASSIGNOR: Top Shelf Brands Holdings Corp.	ASSIGNEE: International Sprit and Beverage Group, Inc.

By: /s/ Alonzo Pierce, President	By: /s/ Alonzo Pierce, President
Alonzo Pierce, President	Alonzo Pierce, President

EXHIBIT A

USPTO Registered Trademark-
Besado Tequila- 3818181
Dziaq Liquor- 3681606